BOARD COMPENSATION ARRANGEMENT

Annual Retainer Fee	$ 40,000.00

Committee Chair Annual Fee	$ 7,500.00

Audit Committee Chair Annual Fee	$ 10,000.00

Lead Director Annual Fee	$ 10,000.00

(No reduction for other Chairman fees)

In-Person Board/Committee Meeting Attendance Fee	$1,500.00

Telephone Board/Committee Meeting Attendance Fee	$1,000.00

Equity Incentive Grants	As determined periodically by
the Board of Directors.
Currently, annual
grants with a value of $115,000,
allocated 70% options and 30%
RSUs